                                                                     EXHIBIT 3.1







                                 DONJOY, L.L.C.

                     (A DELAWARE LIMITED LIABILITY COMPANY)



                 THIRD AMENDED AND RESTATED OPERATING AGREEMENT



                                  JULY 7, 2000

                                TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
ARTICLE I DEFINED TERMS.....................................................................      1

  1.1   DEFINED TERMS.......................................................................      1
  1.2   INTERPRETATION OF DEFINED TERMS.....................................................      7

ARTICLE II ORGANIZATION.....................................................................      8

  2.1   COMPANY NAME AND ADDRESS............................................................      8
  2.2   PURPOSE.............................................................................      8
  2.3   PREVIOUS ACTIONS....................................................................      8

ARTICLE III UNITS...........................................................................      9

  3.1   GENERAL.............................................................................      9
  3.2   VOTING OF UNITS.....................................................................      9
  3.3   PREFERRED DISTRIBUTIONS, LIQUIDATION PREFERENCE.....................................      9
  3.4   EVENTS OF NON-COMPLIANCE............................................................     10
  3.5   PAYMENT OF PREFERRED UNITS..........................................................     11
  3.6   COVENANTS APPLICABLE WHILE THE PREFERRED UNITS HAVE UNRETURNED ORIGINAL COST........     15
  3.7   UNIT SPLITS, UNIT DISTRIBUTIONS, ETC................................................     15

ARTICLE IV MANAGEMENT OF THE COMPANY........................................................     16

  4.1   BOARD OF MANAGERS; VOTING...........................................................     16
  4.2   OBSERVER............................................................................     17

ARTICLE V MEMBERS; REPRESENTATIONS..........................................................     17

  5.1   MEMBERS GENERALLY...................................................................     17
  5.2   REPRESENTATIONS WITH RESPECT TO UNITS...............................................     17
  5.3   REGULATORY RESTRICTIONS ON FIRST UNION INVESTORS' VOTING RIGHTS.....................     18
  5.4   REGULATORY COMPLIANCE BY FIRST UNION................................................     18

ARTICLE VI CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; ALLOCATIONS; DISTRIBUTIONS..............     19

  6.1   CAPITAL CONTRIBUTIONS...............................................................     19
  6.2   CAPITAL ACCOUNTS; ALLOCATIONS.......................................................     20
  6.3   DISTRIBUTIONS.......................................................................     23
  6.4   LIABILITY FOR RETURN OF CAPITAL.....................................................     23
  6.5   ADMINISTRATIVE MATTERS..............................................................     23

ARTICLE VII TRANSFERABILITY OF THE MEMBERS' INTEREST........................................     24

  7.1   LIMITATIONS ON TRANSFERABILITY OF UNITS.............................................     24
  7.2   OTHER PROVISIONS WITH RESPECT TO TRANSFERABILITY OF UNITS...........................     25

ARTICLE VIII ADDITION OF MEMBERS, WITHDRAWAL OF MEMBERS.....................................     25

  8.1   ADDITION OF MEMBERS.................................................................     25
  8.2   WITHDRAWAL OF MEMBERS...............................................................     25

ARTICLE IX DISSOLUTION OF THE COMPANY; CONTINUATION.........................................     26

  9.1   DISSOLUTION OF THE COMPANY..........................................................     26
  9.2   CONTINUATION OF THE COMPANY.........................................................     27

ARTICLE X MISCELLANEOUS.....................................................................     27

  10.1  LIMITATION ON LIABILITY.............................................................     27

  10.2  AMENDMENTS..........................................................................     27
  10.3  GOVERNING LAW.......................................................................     27

SCHEDULES AND EXHIBITS

SCHEDULES

Schedule I  -  Schedule of Members

EXHIBITS

Exhibit A   -  Bylaws of the Company

Exhibit B   -  Certificate of Formation

Exhibit C   -  Common Certificate

Exhibit D   -  Preferred Certificate

             THIRD AMENDED AND RESTATED OPERATING AGREEMENT, dated as of July 7, 2000, of DONJOY, L.L.C., a Delaware limited liability company (the "Company"), among the Company and the parties listed on SCHEDULE I hereto.

             The Company was formed as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 et seq. (the "Delaware Act") on December 29, 1998 and its affairs and the conduct of its business established pursuant to an Operating Agreement dated as of December 31, 1998 (the "Original Operating Agreement").

             The Original Operating Agreement was amended and restated pursuant to an Amended and Restated Operating Agreement dated as of June 30, 1999 (as heretofore amended, the "Amended and Restated Operating Agreement").

             The Amended and Restated Operating Agreement was amended and restated pursuant to a Second Amended and Restated Operating Agreement dated as of July 30, 1999 (as heretofore amended, the "Second Amended and Restated Operating Agreement").

             The parties hereto desire to amend and restate the Second Amended and Restated Operating Agreement in accordance with the terms of this Third Amended and Restated Operating Agreement.

             NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                  DEFINED TERMS

1.1     DEFINED TERMS.

             (a)The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this ARTICLE I:

             "Amended and Restated Operating Agreement" shall have the meaning ascribed to such term in the second paragraph of the preamble to this Agreement.

             "Applicable Percentage" shall have the meaning ascribed to such term in Section 3.5.

             "Application Fee" means, with respect to any Preferred Unit, the application fee paid by the Company to the original holder of such Preferred Unit under the Preferred Unit Purchase Agreement for such Preferred Unit.

             "Bank Indebtedness" shall have the meaning ascribed to such term in the Indenture.

             "Board of Managers" means the board of managers of the Company.

             "Board's Determination" is defined in the definition of Fair Market Value.

             "Bylaws" means the Bylaws of the Company as amended from time to time and the initial form of which is attached hereto as EXHIBIT A.

             "Capital Contribution" means, with respect to any Member, the amount of capital contributed by such Member to the Company, as determined in accordance with ARTICLE VI.

             "Certificate" has the meaning ascribed to such term in Section 2.3(a).

             "Change of Control" shall have the meaning ascribed to such term in the Indenture.

             "Change of Control Notice" shall have the meaning ascribed to such term in Section 3.5(b).

             "Chase" means Chase DJ Partners, LLC, a Delaware limited liability company.

             "Closing Fee" means, with respect to any Preferred Unit, the closing fee paid by the Company to the original holder of such Preferred Unit under the Preferred Unit Purchase Agreement for such Preferred Unit.

             "Common Certificate" shall have the meaning ascribed to such term in Section 3.1(c).

             "Common Unit" means one common unit of the Company providing to the holder thereof the rights provided by this Agreement.

             "Company" shall have the meaning ascribed to such term in the caption to this Agreement.

             "Cumulated Preferred Return" is defined in the definition of Unreturned Original Cost.

             "Delaware Act" shall have the meaning ascribed to such term in the first paragraph of the preamble to this Agreement.

             "Determination Notice" is defined in the definition of Fair Market Value.

             "DJO" means DJ Orthopedics, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company.

             "Event of Non-Compliance" has the meaning ascribed to such term in
Section 3.4(b).

             "Event of Withdrawal of a Member" means, (i) with respect to a Member that is an entity, the bankruptcy or dissolution of such Member or (ii) the occurrence of any other similar event that terminates the continued membership of a Member in the Company.

             "Fair Market Value" shall mean, as of any date of determination, the Fair Value of each Paid Preferred Unit, determined as follows: At any time that the Fair Market Value shall be required to be determined hereunder, the Board of Managers shall make a good faith determination (the "Board's Determination") of the Fair Value of each Paid Preferred Unit within 30 days of the delivery by a Member to the Company of an exercise notice with respect to the Put Right, and the Board of Managers shall provide to the Member with respect to whose Paid Preferred Unit such determination is being made a written notice of the Board's Determination which notice shall set forth supporting data in respect of such calculation (the "Determination Notice"). The Member shall have 10 days following receipt of the Determination Notice within which to deliver to the Company a written notice (the "Objection Notice") of an objection, if any, to the Board's Determination, which Objection Notice shall set forth the Member's good faith determination (the "Member's Determination") of the Fair Value of each Paid Preferred Unit. The failure by the Member to deliver the Objection Notice within such 10-day period shall constitute the Member's acceptance of the Board's Determination as conclusive. In the event of the timely delivery of an Objection Notice, the Company and the Member shall attempt in good faith to arrive at an agreement with respect to the Fair Value, which agreement shall be set forth in writing within 15 days following delivery of the Objection Notice. If the Company and the Member are unable to reach an agreement within such 15-day period, the matter shall be promptly referred for determination to a regionally or nationally recognized investment banking or valuation firm (the "Valuer") reasonably acceptable to the Company and the Member. The Company and the Member will cooperate with each other in good faith to select such Valuer. The Valuer may select the Board's Determination or the Member's Determination as the Fair Value or may select any other amount. The Valuer's selection will be furnished to the Company and the Member in writing and conclusive and binding upon the Company and the Member. The fees and expenses of the Valuer shall be borne equally by the Company and the Member with respect to whose Paid Preferred Units such determination relates.

             "Fair Value" shall mean an amount per Paid Preferred Unit (calculated on a fully diluted basis, including the exercise of all outstanding warrants, options and other similar rights to purchase Common Units) assuming that the Company (or DJO and each other Subsidiary) is sold to an unaffiliated third Person as a going concern; provided that no discount for (i) lack of liquidity of such Paid Preferred Unit, or (ii) such Paid Preferred Unit's (or such Paid Preferred Unit holder's) minority position in the Company, shall be applied.

             "First Preferred Unit Purchase Agreement" shall mean the Preferred Unit Purchase Agreement dated as of June 30 1999, by and among the Company and the purchasers named therein.

             "First Union Entity" shall have the meaning ascribed to such term in Section 5.3.

             "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by (or which customarily would be evidenced by) bonds, debentures, notes or similar instruments, (c) all reimbursement obligations of such Person with respect to letters of credit and similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the "deferred purchase price" in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated), (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person under forward sales, futures, options and other similar hedging arrangements (including interest rate hedging or protection agreements), (h) all obligations of such Person to purchase or otherwise pay for merchandise, materials, supplies, services or other property under an arrangement which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered, (i) all guaranties by such Person of obligations of others and (j) all capitalized lease obligations of such Person.

             "Indenture" means that certain Indenture dated June 30, 1999 among DJO and DJ Orthopedics Capital Corporation, a Delaware corporation, as issuers, the Company, as guarantor, and The Bank of New York, as trustee, relating to the issuers' 12 5/8% Senior Subordinated Notes due 2009.

             "Interest" means the ownership interest of a Member in the Company as represented by such Member's Units, consisting of (i) such Member's right to receive a portion of distributions, (ii) such Member's right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Delaware Act and (iii) such Member's other rights and privileges as provided herein or in the Delaware Act.

             "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

             "IPO" shall have the meaning ascribed to such term in Section
3.5(a).

             "IRR" means, with respect to any Preferred Unit, the pre-tax, compounded annual internal rate of return realized thereon, including, as a return on such Preferred Unit, any (i) Application Fee or Closing Fee paid with respect to such Preferred Unit, (ii) proceeds from the sale or other disposition (including a redemption by the Company) of the related Paid Preferred Unit at the time that payment with respect to such Preferred Unit is made in accordance with Section 3.5(a), and (iii) cash distributions made by the Company or any Subsidiary thereof in respect of such Preferred Unit (other than tax distributions in respect of income allocated to the holder of such Preferred Unit in respect of the Preferred Return thereon (i.e., distributions pursuant to Section 6.3(a) with respect to income allocated to such Preferred Unit pursuant to clause 2 and 3 of Section 6.2(a)(iii)(A)(first)), provided that such tax distributions in respect of Preferred Return shall be treated for purposes of the calculation as if the aggregate amount thereof was received on the day such Preferred Unit became a Paid Preferred Unit).

             "Liquidation Event" shall mean any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

             "Majority in Interest of Members" means, at any time, the Members who hold in the aggregate greater than 50% of the number of Units outstanding at such time.

             "Majority in Interest of Preferred Members" means, at any time, the Members who hold in the aggregate greater than 50% of the number of Preferred Units outstanding at such time.

             "Management Members" shall have the meaning ascribed to such term in Section 6.1(a).

             "Manager" means a member of the Board of Managers as designated in, or selected pursuant to, Section 4.1.

             "Mandatory Redemption Date" means December 31, 2009.

             "Member" shall mean any Person holding a Unit or any Person who shall be admitted as an additional or substituted Member pursuant to this Agreement, for so long as they remain Members.

             "Members' Agreement" means the Members' Agreement dated as of June 30, 1999, among the Company and certain holders of Units, as amended from time to time.

             "Member's Determination" is defined in the definition of Fair Market Value.

             "Net Profits and Net Losses" means the net taxable income or net taxable loss of the Company, respectively, as determined for federal income tax purposes, for each fiscal year of the Company, plus any income that is exempt from federal income tax and minus expenditures that are not deductible in computing federal taxable income and not properly chargeable to capital accounts, in each case to the extent such items are not otherwise taken into account in computing Net Profits or Net Losses; provided, however, that (i) items of income, gain, loss and deduction attributable to Section 704(c) Property shall be determined in accordance with the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(g) and (ii) the Net Profits and Net Losses of the Company shall be computed without regard to the amount of any items of income, gain, loss or deduction that are specially allocated pursuant to Section 6.2(c)(ii).

             "Non-Compliance" shall have the meaning ascribed to such term in
Section 3.4.

             "Objection Notice" is defined in the definition of Fair Market
Value.

             "Original Operating Agreement" shall have the meaning ascribed to such term in the first paragraph of the preamble to this Agreement.

             "Paid Preferred Unit" has the meaning ascribed to such term in
Section 3.5(d).

             "Payment Right" has the meaning ascribed to such term in Section 3.5(b)(iii).

             "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

             "Preferred Certificate" shall have the meaning ascribed to such term in Section 3.1(c).

             "Preferred Contribution Amount" is defined in the definition of Unreturned Original Cost.

             "Preferred Liquidation Preference" shall have the meaning ascribed to such term in Section 3.3(b).

             "Preferred Managers" shall have the meaning ascribed to such term in Section 3.4(c).

             "Preferred Return" shall have the meaning ascribed to such term in
Section 3.3(a).

             "Preferred Unit" means one preferred unit of the Company providing the holder thereof to the rights provided by this Agreement and shall include a Paid Preferred Unit.

             "Preferred Unit Purchase Agreement" shall mean, with respect to any Preferred Unit, the purchase agreement pursuant to which the Company issued and sold such Preferred Unit to the initial holder thereof.

             "Put Right" has the meaning ascribed to such term in Section 3.5(b)(ii).

             "Quarterly Payment Date" has the meaning ascribed to such term in
Section 3.3(a).

             "Recapitalization Agreement" shall have the meaning ascribed to such term in Section 6.1(a).

             "Regulatory Requirement" shall have the meaning ascribed to such term in Section 5.4.

             "Related Documents" shall mean each of (i) this Agreement, (ii) any Preferred Unit Purchase Agreement, and (iii) the Members' Agreement.

             "S&N" shall have the meaning ascribed to such term in Section
6.1(a).

             "Second Amended and Restated Operating Agreement" shall have the meaning ascribed to such term in the third paragraph of the preamble to this Agreement.

             "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

             "Subsidiary" of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by: (1) such Person, (2) such Person and one or more Subsidiaries of such Person, or (3) one or more Subsidiaries of such Person.

             "Taxable Amount" is defined in the definition of Taxable Income Distribution Amount.

             "Taxable Income Distribution Amount" means an amount determined as follows: (1)(A) all taxable income and gains of the Company allocated to a Member for any calendar year pursuant to the first sentence of Section 6.2(d) excluding any allocations made pursuant to the second sentence of Section 6.2(d) (the "Taxable Amount") less (B) an amount (not to exceed the Taxable Amount for such calendar year) equal to all losses of the Company allocated to such Member pursuant to the first sentence of Section 6.2(d) in any of the three prior calendar years that have not been previously subtracted pursuant to this clause
(B) from the Taxable Amount for any prior calendar year, multiplied by (2) forty four percent (44%).

             "Transfer" shall have the meaning set forth in Section 7.1.

             "TCW" shall mean DJC, Inc., a Delaware corporation.

             "TCW Members" shall mean TCW; TCW/Crescent Mezzanine Trust II; TCW Leveraged Income Trust II, L.P.; and Crescent/MACH I Partners, L.P.

             "Units" means, collectively, the Common Units and Preferred Units of the Company.

             "Unreturned Original Cost" means, with respect to a Preferred Unit that is not a Paid Preferred Unit, an amount equal to the sum of (i) the amount of the original capital contribution with respect to such Preferred Unit ("Preferred Contribution Amount"), and (ii) the aggregate amount of all accrued Preferred Return with respect to such Preferred Unit added to the Unreturned Original Cost thereof pursuant to Section 3.3(a) ("Cumulated Preferred Return"), as such amounts shall be equitably adjusted for any splits, distributions, recapitalizations, reorganizations, reclassifications or combinations of Preferred Units.

             "Valuer" is defined in the definition of Fair Market Value.

1.2     INTERPRETATION OF DEFINED TERMS.

             (a)The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern the interpretation of any of the terms or provisions of this Agreement.

             (b)The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

                                   ARTICLE II

                                  ORGANIZATION

2.1     COMPANY NAME AND ADDRESS.

             (a)The name of the Company shall be "DonJoy, L.L.C." or such other name as the Board of Managers may from time to time hereafter designate.

             (b)The principal office of the Company, and such additional offices as the Board of Managers may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Board of Managers may designate from time to time.

             (c)The registered office of the Company in the State of Delaware is located at 9 East Loockerman Street, Dover, County of Kent, Delaware 19901. The registered agent of the Company for service of process at such address is National Registered Agents, Inc.

2.2     PURPOSE.

             The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Act, as such business activities may be determined by the Board of Managers from time to time.

2.3     PREVIOUS ACTIONS.

             (a)The Company was formed upon the execution and filing by Sheri Roberts (such Person being hereby authorized to take such action) with the Secretary of State of the State of Delaware of a certificate of formation of the Company (the "Certificate") in the form attached hereto as EXHIBIT B on December 29, 1998.

             (b)Upon the execution and delivery of this Agreement by the requisite parties necessary to amend the Second Amended and Restated Operating Agreement pursuant to Section 10.2 thereof, the Second Amended and Restated Operating Agreement shall be amended and restated as set forth herein and this Agreement shall be in full force and effect.

             (c) The parties hereto hereby ratify and confirm the filing of the Certificate and adopt and approve the Bylaws in the form of EXHIBIT A hereto; the Bylaws are expressly incorporated by reference into this Agreement, and made a part hereof.

                                   ARTICLE III

                                      UNITS

3.1     GENERAL.

             (a)The Company shall be authorized to issue from time to time up to 3,000,000 Units, of which 2,900,000 Units shall be designated Common Units and 100,000 Units shall be designated Preferred Units. Such Units may be issued pursuant to such agreements as the Board of Managers or a committee thereof shall approve, including pursuant to options or warrants. The Board of Managers shall have the right and authority to amend this Agreement or the Schedules hereto to reflect the admission of holders of Units and to reflect the rights of such holders hereunder.

             (b)Except as specifically provided in this Agreement, each Unit, whether designated as Preferred Unit or Common Unit, shall be identical.

             (c)The Company shall issue to each Member who owns Common Units a limited liability company certificate with respect to such Common Units in the form attached hereto as EXHIBIT C (a "Common Certificate"), evidencing the Common Units held by such Member. The Company shall issue to each Member who owns Preferred Units a limited liability company certificate with respect to such Preferred Units in the form attached hereto as EXHIBIT D (a "Preferred Certificate"), evidencing the Preferred Units held by such Member. Each Common Certificate and Preferred Certificate shall be transferable only on the books of the Company, to be kept by the Secretary of the Company, on surrender thereof by the registered holder in person or by attorney, and until so transferred, the Company may treat the registered holder of a Common Certificate or Preferred Certificate as the owner of the Interest evidenced thereby for all purposes. Nothing contained in this Section 3.1 shall authorize or permit any Member to transfer its Units except as contemplated by ARTICLE VII.

             (d)For the purposes of Article 8 in any Uniform Commercial Code, each Unit of the Company as evidenced by a Common Certificate or Preferred Certificate shall be deemed to be a security, as such term is defined in any Uniform Commercial Code.

3.2     VOTING OF UNITS.

        Except as otherwise required by applicable law or as set forth herein or in the Members' Agreement, the holders of the Common Units and the holders of the Preferred Units shall vote together as a single class on all matters to be voted on by the Members. Except as otherwise set forth herein, each Unit shall entitle the holder thereof to one vote.

3.3     PREFERRED DISTRIBUTIONS, LIQUIDATION PREFERENCE.

             (a) Distributions. Each Preferred Unit (other than a Paid Preferred
Unit) shall accrue a preferred return in an amount equal to 14.0% per annum (subject to increase as provided below), multiplied by the Unreturned Original Cost for such Preferred Unit (such product, the "Preferred Return"). The Preferred Return with respect to each Preferred Unit shall accrue on a daily basis from the date of issuance of such Preferred Unit. Each March 31, June 30,

September 30 and December 31 shall be referred to as a "Quarterly Payment Date". If the Company shall fail to distribute in cash all of a quarter's accrued Preferred Return with respect to a Preferred Unit on the applicable Quarterly Payment Date, then, subject to the last sentence of Section 3.3(a), the Cumulated Preferred Return for such Preferred Unit shall be increased on such Quarterly Payment Date by any undistributed amount of Preferred Return. If any Preferred Unit is outstanding for less than an entire quarter, the accrual of Preferred Return on such Preferred Unit will be prorated, based on the number of days such Preferred Unit was outstanding. During an Event of Non-Compliance, the rate per annum used to calculate the Preferred Return with respect to any Preferred Unit (other than a Paid Preferred Unit) shall be 16.0% per annum. Cash distributions to holders of Preferred Units pursuant to Section 6.3(a) with respect to income allocated pursuant to clause 2 and 3 of Section 6.2(a)(iii)(A)(first) shall not be deemed to be distributions of Preferred Return for purposes of determining Cumulated Preferred Return pursuant to this
Section 3.3(a).

             (b)Liquidation Preference. Upon the occurrence of any Liquidation Event, the holders of Preferred Units (other than Paid Preferred Units) then outstanding shall be entitled to receive out of the assets of the Company legally available for distribution to its Members before any payment shall be made to the holders of any Common Units or any other security of the Company junior to the Preferred Units (with respect to rights upon a Liquidation Event, (i) the Preferred Units (other than the Paid Preferred Units) shall rank senior to the Common Units and (ii) the Paid Preferred Units will rank pari passu with the Common Units), a cash distribution in an amount per Preferred Unit (other than a Paid Preferred Unit) equal to the sum of (x) the Unreturned Original Cost of such Preferred Unit plus (y) the aggregate amount of all accrued and unpaid Preferred Return on such Preferred Unit through the date of distribution that has not been added to the Cumulated Preferred Return less (z) the aggregate amount of all distributions made pursuant to Section 6.3(a) with respect to income allocated pursuant to clause 2 and 3 of Section 6.2(a)(iii)(A)(first) (the "Preferred Liquidation Preference"). If, upon any Liquidation Event, the assets of the Company available for distribution to its Members shall be insufficient to pay the holders of Preferred Units (other than Paid Preferred Units) the full Preferred Liquidation Preference to which they respectively shall be entitled, the holders of such Preferred Units shall share ratably in any distribution of assets according to the respective amounts which would be payable with respect to such Preferred Units held by them upon such distribution if all amounts payable on or with respect to said Preferred Units were paid in full. Upon the payment of the full Preferred Liquidation Preference to which all Preferred Units shall be entitled, each Preferred Unit shall thereafter share ratably with the Common Units in any further distribution of assets pursuant to
Section 6.3.

3.4     EVENTS OF NON-COMPLIANCE.

             (a)Each of the following shall constitute non-compliance hereunder (each of clauses (i)-(v) below, "Non-Compliance"):

                    (i) any failure hereunder by the Company to pay or distribute when required any amounts with respect to the Preferred Units (other than the Paid Preferred Units) and such failure continues for ten
        (10) days after notice from a holder of Preferred Units (other than Paid Preferred Units);

                    (ii)a material breach of any of the representations, warranties or covenants (other than those referred to in clause (i) above) in any Related Document that continues thirty (30) days after notice of such breach has been delivered by a holder of Preferred Units (other than Paid Preferred Units);

                    (iii) an event of default under the Bank Indebtedness, the Indenture, any other Indebtedness having an outstanding principal amount of $15,000,000 or more, or, in each case, any related document governing, evidencing or securing the same;

                    (iv)the Company or any of its Subsidiaries shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (B) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) fail generally to pay its debts as they become due or (G) take any corporate or stockholder action in furtherance of any of the foregoing; or

                    (v) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the Company or any of its Subsidiaries, or of any substantial part of their respective property or assets, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or (C) the winding-up or liquidation of any such Person, and such proceeding, petition or order shall continue unstayed and in effect for a period of 60 consecutive days.

             (b)After the occurrence of and during the continuation of Non-Compliance pursuant to clauses (i), (ii) or (iii) of paragraph (a) above, the holders of a majority of Preferred Units (other than Paid Preferred Units) may declare by written notice to the Company that an "Event of Non-Compliance" has occurred. After the occurrence of and during the continuation of Non-Compliance pursuant to clauses (iv) and (v) of paragraph (a) above, an Event of Non-Compliance shall occur automatically.

             (c)During the existence of an Event of Non-Compliance, holders of a majority of Preferred Units (other than Paid Preferred Units) shall have the right to nominate two persons ("Preferred Managers") to the Board of Managers of the Company (and all Members hereby agree to take all action required to accomplish the election of such Preferred Managers).

3.5     PAYMENT OF PREFERRED UNITS.

             (a) Payments at Option of Company. The Company shall have the right, at its option, to make payments, in accordance with this Section 3.5(a), with respect to one or more

Preferred Units that are not Paid Preferred Units to cause such Preferred Units to become Paid Preferred Units. The amount of each such payment with respect to any such Preferred Unit shall be equal to the sum of (A) the Applicable Percentage for such Preferred Unit multiplied by such Preferred Unit's Preferred Contribution Amount, plus (B) the amount of the Cumulated Preferred Return, if any, for such Preferred Unit plus (C) the aggregate amount of all accrued and unpaid Preferred Return on such Preferred Unit through the date of payment that has not been added to Cumulated Preferred Return less (D) the aggregate amount of all distributions made pursuant to Section 6.3(a) with respect to income allocated to such Preferred Unit pursuant to clause 2 and 3 of Section 6.2(a)(iii)(A)(first). Except as reduced in accordance with the further provisions of this Section 3.5(a), the "Applicable Percentage" for any Preferred Unit with respect to any such payment in any period set forth below shall be the percentage set forth below opposite such period.

        Prior to the first anniversary of the original issuance                105%
        date of such Preferred Unit

        On or after the first anniversary and prior to the                     104%
        second anniversary of the original issuance date of
        such Preferred Unit

        On or after the second anniversary and prior to the                    103%
        third anniversary of the original issuance date of such
        Preferred Unit

        On or after the third anniversary and prior to the                     102%
        fourth anniversary of the original issuance date of
        such Preferred Unit

        On or after the fourth anniversary and prior to the                    101%
        fifth anniversary of the original issuance date of such
        Preferred Unit

        On or after the fifth anniversary of the original                      100%
        issuance date of such Preferred Unit

The Applicable Percentage for each Preferred Unit shall be reduced, but not below 100%, to the extent necessary so that the amount paid pursuant to this
Section 3.5(a), together with all other payments received with respect to such Preferred Unit, does not cause the IRR on such Preferred Unit to exceed, (i) prior to the second anniversary of the date of the original issuance of such Preferred Unit, 24%, and (ii) after the second anniversary of the date of the original issuance of such Preferred Unit, 22%. In addition, to the extent the Company makes any payments pursuant to this Section 3.5(a) from the proceeds of an initial public offering ("IPO") of its or DJO's equity securities which results in such securities being listed for trading on a nationally recognized stock exchange (including the Nasdaq National Market System), then the Applicable Percentages for up to one-third of the then-outstanding Preferred Units (other than Paid Preferred Units) shall be reduced, if each such Applicable Percentage would otherwise exceed 101%, to 101%, provided, that, any such reductions shall be made in the order of the original issuance dates of the then-outstanding Preferred Units (other than Paid Preferred Units), such that a Unit issued prior to another Unit shall be subject to reduction before such other Unit. If the Company elects to make payments under this Section 3.5(a) with respect to fewer than all of the outstanding Preferred Units that are not then Paid Preferred Units, the Company shall make such payments with respect to Preferred Units selected ratably among all holders of Preferred Units that are not Paid Preferred Units, and if the Company is entitled to make payments with respect to certain Preferred Units from the proceeds of an IPO in amounts based on a reduced Applicable Percentage as provided in the immediately preceding sentence, such Preferred Units shall be selected ratably as aforesaid, provided, that, in such case, such selection shall first be made on the basis of the original issuance dates of the Preferred Units (other than Paid Preferred Units), such that a Unit issued prior to another Unit shall be subject to selection before such other Unit.

             (b)Payments at Option of Holder.

                    (i) Upon a Change of Control, each holder of a Preferred Unit that is not a Paid Preferred Unit shall have the right to require the Company to make payments, in accordance with this Section 3.5(b)(i), with respect to such Preferred Unit in order to cause such Preferred Unit to become a Paid Preferred Unit. The amount of each such payment with respect to any such Preferred Unit shall be equal to the sum of (A) 101% multiplied by such Preferred Unit's Preferred Contribution Amount, plus (B) the amount of the Cumulated Preferred Return, if any, for such Preferred Unit plus (C) the aggregate amount of all accrued and unpaid Preferred Return on such Preferred Unit through the date of payment that has not been added to Cumulated Preferred Return less (D) the aggregate amount of all distributions made pursuant to Section 6.3(a) with respect to income allocated to such Preferred Unit pursuant to clause 2 and 3 of
        Section 6.2(a)(iii)(A)(first). The Company shall give holders of such Preferred Units notice (the "Change of Control Notice") of the occurrence of a Change of Control in accordance with and at the time required by Section 4.06 of the Indenture. To exercise such option such holder must send written notice of such election to the Company within thirty (30) days after such Change of Control Notice. The Company shall make the payment required by this Section 3.5(b)(i) within thirty (30) days of receipt of such written notice (or shall notify such holder of the failure of one or more of the applicable conditions); provided, however, that such payment shall be conditioned upon (x) the Company's receipt of any applicable consents required to make such payment (the Company hereby agrees to use its commercially reasonable efforts to obtain such consents), and (y) the Company's compliance with applicable law and documents respecting its Indebtedness; provided, further, however, that notwithstanding the failure of any of the foregoing conditions, any such failure to pay shall constitute Non-Compliance pursuant to Section 3.4(a)(i).

                    (ii) Each holder of a Paid Preferred Unit (including any Preferred Unit that becomes a Paid Preferred Unit in accordance with
        Section 3.5(b)(i)) shall, upon a Change of Control or after the sixth anniversary of the date of the original issuance of such Preferred Unit, have the right (the "Put Right") to require the Company to purchase such Paid Preferred Unit, by paying to such holder the Fair Market Value of such Paid Preferred Unit; provided, that, such Put Right shall be conditioned upon (x) the Company's ability to obtain the financing to make such payment (the Company hereby agrees to use its commercially reasonable efforts to obtain such financing), (y) the Company's receipt of any applicable consents required to make such payment (the Company hereby agrees to use its commercially reasonable efforts to obtain such consents), and (z) the Company's compliance with applicable law and documents respecting its Indebtedness. The Put Right may be exercised by any holder of a Paid Preferred Unit by delivery to the Company of a written exercise notice; provided, that if the Put Right is triggered by a Change in Control, the holder of a Paid Preferred Unit may indicate in the notice under Section 3.5(b)(i) that such holder also exercises the Put Right. Within 30 days of receipt thereof, the Company shall either purchase such Paid Preferred Unit in accordance with this Section 3.5(b)(ii) (against receipt of the Preferred Certificate representing such Preferred Unit), or inform the exercising holder of the failure of one or more of the applicable conditions. Upon the Company making the payment required by this Section 3.5(b)(ii), such Paid Preferred Unit shall cease to be outstanding for any purpose hereunder and shall be cancelled.

                    (iii) Notwithstanding anything herein to the contrary or any provision of applicable law that but for this paragraph would treat any right to require the Company to make payments with respect to one or more Preferred Units in order to cause such Preferred Units to become Paid Preferred Units and the Put Right (or any right of each holder of Preferred Units to any payment upon a Change of Control) (any such right, a "Payment Right") as an unsubordinated obligation of the Company, such Payment Right shall be subordinated to the indefeasible payment in full of the Obligations (as defined in the Credit Agreement dated as of June 30, 1999 among the Company, DJO, the lenders party thereto, First Union National Bank, as administrative agent and collateral agent, and The Chase Manhattan Bank, as syndication agent, as amended by Amendment No. 1 thereto dated as of May 25, 2000) and all obligations of the Company under the Indenture and the Senior Subordinated Notes issued thereunder.

             (c)Mandatory Payment.

             The Company shall make a payment with respect to each outstanding Preferred Unit (other than Paid Preferred Units) to cause such Preferred Unit to become a Paid Preferred Unit on the Mandatory Redemption Date by distributing to each holder of an outstanding Preferred Unit (other than Paid Preferred Units) an amount equal to the sum of (A) 100% of such Preferred Unit's Preferred Contribution Amount plus (B) the amount of the Cumulated Preferred Return, if any, for such Preferred Unit plus (C) the aggregate amount of all accrued and unpaid Preferred Return on such Preferred Unit through the date of payment that has not been added to Cumulated Preferred Return less (D) the aggregate amount of all distributions made pursuant to Section 6.3(a) with respect to income allocated to such Preferred Unit pursuant to clause 2 and 3 of Section 6.2(a)(iii)(A)(first). Such mandatory payment shall be conditioned upon
        (i) the Company's receipt of any applicable consents required to make such payment (the Company hereby agrees to use its commercially reasonable efforts to obtain such consents), and (ii) the Company's compliance with applicable law and documents respecting its Indebtedness; provided that notwithstanding the failure of any of the foregoing conditions, any such failure to pay shall constitute Non-Compliance pursuant to Section 3.4(a)(i).

             (d)Effect of Payment.

             Following the occurrence of a complete payment pursuant to this
        Section 3.5 (other than Section 3.5(b)(ii)) to any Preferred Unit, such Preferred Unit so paid shall remain outstanding (but the Company may require the holder thereof to surrender the Preferred Certificate representing such Preferred Unit so that the Company may mark upon such Preferred Certificate that such Preferred Unit has been paid) and shall be deemed a "Paid Preferred Unit"; provided, however, that such Paid Preferred Unit shall not be entitled to any of the provisions of Section 3.3, 3.4 and 3.5(a) through (d) (other than Section 3.5(b)(ii)) (but shall be entitled to the rights and obligations associated with each Common Unit existing immediately after the payment pursuant to and subject to the terms of this Agreement).

3.6     COVENANTS APPLICABLE WHILE THE PREFERRED UNITS HAVE UNRETURNED ORIGINAL
        COST.

             (a)Until all Preferred Units have become Paid Preferred Units, the Company shall not issue any additional Preferred Units and shall not issue any other equity securities that are senior to or pari passu with such Preferred Units unless the Company first shall have obtained the affirmative consent of holders of a majority of all Preferred Units that are not Paid Preferred Units.

             (b)Neither the Company nor its Subsidiaries shall incur any Indebtedness that contains restrictions on the payment of Preferred Return or the making of payments with respect to Preferred Units (including Paid Preferred Units) that are materially more restrictive than those contained in the Indebtedness of the Company and the Subsidiary existing or created on the date hereof.

             (c)Unless the Company shall have paid in full in cash the Preferred Return for the most recent quarter on the applicable Quarterly Payment Date, the Company shall not make any distributions to holders of Common Units (or Paid Preferred Units) other than distributions pursuant to Section 6.3(a).

3.7     UNIT SPLITS, UNIT DISTRIBUTIONS, ETC.

             (a)The Company shall not in any manner subdivide (by split, distribution or otherwise) or combine (by reverse split or otherwise) the outstanding Preferred Units or Common Units unless all such subdivisions and combinations shall be payable to the holder of each class of units of the Company only in Units of such class.

             (b)If the Company shall in any manner subdivide (by split, distribution or otherwise) or combine (by reverse split, combination or otherwise) the outstanding Common Units, then the outstanding Preferred Units shall also be subdivided or combined, as the case may be, to the same extent, and in the same proportion as the Common Units. If the Company shall in any manner subdivide (by split, distribution or otherwise) or combine (by reverse split or otherwise) the outstanding Preferred Units, then the outstanding Common Units shall also be subdivided or combined, as the case may be, to the same extent, and in the same proportion as the Preferred Units.

                                   ARTICLE IV

                            MANAGEMENT OF THE COMPANY

4.1     BOARD OF MANAGERS; VOTING.

             (a)Subject to the delegation of rights and powers provided for herein and the requirements found in the Bylaws, the Board of Managers shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. The Board of Managers shall consist of at least nine (9) members as designated from time to time in accordance with the Members' Agreement but may be increased to eleven (11) members pursuant to Section 3.4(c) and shall include the super-voting Manager described in the Bylaws. Any or all Managers may be removed as Managers with or without cause by the vote of a Majority in Interest of Members, provided, however, that no Manager may be removed without the consent of the Member or Members who are entitled to nominate such person as a Manager pursuant to the Members' Agreement (or Section 3.4(c) as the case may be); provided, further, however, that any Manager may be removed by the party entitled to nominate such Manager under the Members' Agreement (or Section 3.4(c) as the case may be), and the vacancy created by any former Manager of the Board of Managers may be filled by the party entitled to nominate such former Manager under the Members' Agreement (or Section 3.4(c) as the case may be).

             (b)No Member, by reason of such Member's status as such, shall have any authority to act for or bind the Company but shall have only the right to vote on or approve the actions herein specified to be voted on or approved by such Member.

             (c)The officers of the Company shall be elected and removed and shall perform such functions, as are provided in the Bylaws. The Board of Managers may appoint, employ, or otherwise contract with such other Persons for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine in its sole discretion. The Board of Managers may delegate to any officer of the Company or to any such other Person such authority to act on behalf of the Company as the Board of Managers may from time to time deem appropriate in its sole discretion.

             (d)Except as otherwise provided by the Board of Managers or in the Bylaws, when the taking of such action has been authorized by the Board of Managers, any Manager or officer of the Company or any other Person specifically authorized by the Board of Managers may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates of amendment to the Company's certificate of formation, one or more restated certificates of formation and certificates of merger or consolidation and, upon the dissolution and completion of winding up of the Company, at any time when there are fewer than two Members, or as otherwise provided in the Delaware Act, a certificate of cancellation canceling the Company's certificate of formation.

             (e) If a vacancy on the Board of Managers is not filled by the Member or Members entitled to nominate such Manager for such vacant position under the Members'

Agreement or Section 3.4(c), as the case may be, within 60 days after such vacancy occurs, such vacancy may thereafter be filled by a majority of the Managers then in office. Managers shall serve until they resign, die, become incapacitated or are removed. Determinations to be made by the Managers in connection with the conduct of the business of the Company shall be made in the manner provided in the Bylaws, unless otherwise specifically provided herein.

4.2     OBSERVER BOARD MATERIALS.

             (a)The First Union Entities together shall have the right to send one non-voting observer to each meeting of the Board of Managers; expenses incurred by such observer to attend such meetings shall be reimbursed by the Company. In such capacity, such observer shall be provided with all materials, information and documents the Company provides the Managers when so provided; provided that such observer shall agree to hold in confidence and trust all materials, information and documents so provided. Each First Union Entity acknowledges and such observer shall acknowledge that such materials, information and documents may contain material nonpublic information within the meaning of applicable securities law. The Company reserves the right to exclude such observer from any distribution of materials, information and documents, or meeting or portion thereof, when receipt thereof or attendance by such observer could interfere with (i) the attorney-client privilege between the Company (or the Board of Managers) and its counsel, or (ii) contractual confidentiality obligations of the Company, in each case, as determined by the Board of Managers in its reasonable discretion after exercising its reasonable efforts to otherwise resolve the conflict requiring such action to be taken. The Company may also exclude such observer in any situation in which a conflict of interest exists or potentially exists that would require a Manager in a similar situation to excuse himself.

             (b)The Company shall provide to TCW copies of all materials, information and documents the Company provides the Managers when so provided; provided that TCW shall hold in confidence and trust all materials, information and documents provided. TCW acknowledges that such materials, information and documents may contain material nonpublic information within the meaning of applicable securities laws.

                                    ARTICLE V

                            MEMBERS; REPRESENTATIONS

5.1     MEMBERS GENERALLY.

        The name and business, mailing or residence address of the Members of the Company are set forth on SCHEDULE I. SCHEDULE I shall be amended from time to time to reflect the names and business, mailing or residence address of each of Persons who shall become Members after the date hereof.

5.2     REPRESENTATIONS WITH RESPECT TO UNITS.

        Upon the acquisition of any Units, each Member makes the following representations and warranties to the Company with respect to such Units:

             (a)Such Member is acquiring the Units for its or his own account, for investment and not with a view to the distribution thereof or any interest therein in violation of the Securities Act or applicable state securities laws.

             (b)Such Member understands that (i) the Units have not been registered under the Securities Act or applicable state securities laws by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws and (ii) the Units must be held by such Member indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration.

             (c)Such Member further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Member) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales of the Units acquired hereunder in limited amounts.

             (d)Such Member is an "accredited investor" (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act). The Company has made available to such Member or its or his representatives all agreements, documents, records and books that such Member has requested relating to an investment in the Units which may be acquired by the Member hereunder. Such Member has had an opportunity to ask questions of, and receive answers from, a person or persons acting on behalf of the Company, concerning the terms and conditions of this investment, and answers have been provided to all of such questions to the full satisfaction of such Member. Such Member has such knowledge and experience in financial and business matters that it or he is capable of evaluating the risks and merits of this investment and to suffer a complete loss of its or his investment.

             (e)The execution and delivery of this Agreement by such Member has been duly authorized.

5.3     REGULATORY RESTRICTIONS ON THE VOTING RIGHTS OF THE FIRST UNION
        ENTITIES.

                    Notwithstanding anything herein to the contrary, in no event shall (i) any vote, consent, approval or authorization (collectively, for purposes of this Section 5.3, "consent") hereunder of DJ Investment, LLC or First Union Capital Partners, LLC, or the successors or assigns of their respective Interests (other than the TCW Members and their successors and assigns) (each, a "First Union Entity") be required unless the matter subject to such consent would "significantly and adversely affect" the Interest of such First Union Entity, as such terms are used in Section 225.2(q)(2)(i) of Regulation Y of the Board of Governors of the Federal Reserve System or (ii) any consent of any First Union Entity be required if the result of such consent would be to cause the Interest (or any portion thereof) of such First Union Entity to be considered "voting securities" for purpose of Regulation Y of the Board of Governors of the Federal Reserve System.

5.4     REGULATORY COMPLIANCE BY FIRST UNION ENTITIES.

                    Notwithstanding anything herein to the contrary, in the event that any First Union Entity determines that, by reason of any future federal or state rule, regulation, guideline, order, interpretive release, request or directive (having the force of law and where the failure to comply therewith would be unlawful) (collectively, a "Regulatory Requirement"), it is effectively restricted or prohibited from holding its Interest (or any equity securities distributable to such First Union Entity in any merger, reorganization, readjustment or other reclassification or exchange with respect to the Company or any successor thereof) or otherwise realize upon or receive the benefits intended hereunder, and following such First Union Entity's exercise of its reasonable best efforts to overcome such Regulatory Requirement, the Company, the Board of Managers and the Members shall make all reasonable efforts to take such action as such First Union Entity may deem to be necessary to permit such First Union Entity to comply with such Regulatory Requirement. Such action to be taken may include the Company's authorization or creation of one or more new classes of interest and the modification or amendment of this Agreement or any other documents or instruments executed in connection with the limited liability company interests held by such First Union Entity; and, if compliance with such Regulatory Requirement can not be satisfied by such efforts, such First Union Entity shall have the right, subject to Section 7.2(b), to freely sell, exchange or otherwise transfer all or such part of its Interest as it determines to be necessary without the consent of the Board of Managers or any other Member to one or more third parties and such assignee(s), upon the written consent of such First Union Entity, shall be admitted as a substituted Member(s); provided that notwithstanding anything to the contrary contained herein, any such transfer may not and will not cause the Company to be treated as a "publicly traded partnership" within the meaning of Section 7704(b) of the Code. Each First Union Entity shall give written notice to the Company, the Board of Managers and the other Members of any such determination and the action or actions necessary to comply with such Regulatory Requirement, and the Company, the Board of Managers and the other Members shall take all steps to comply with such determination as expeditiously as possible.

                                   ARTICLE VI

                    CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
                           ALLOCATIONS; DISTRIBUTIONS

6.1     CAPITAL CONTRIBUTIONS.

             (a)At the time of the closing of the transactions contemplated by the Recapitalization Agreement dated as of April 29, 1999, among Chase, Smith & Nephew, Inc. ("S&N") and the Company (the "Recapitalization Agreement"), the following occurred:

                    (i) Chase and certain Members listed on SCHEDULE I as "Management Members" contributed the New Membership Interest Purchase Price (as defined in the Recapitalization Agreement) to the Company in exchange for 664,000 Common Units;

                    (ii)the Company, First Union Investors, Inc. (the predecessor in interest of DJ Investment, LLC), and CB Capital Investors, L.P. (the predecessor in interest of CB Capital Investors,
        LLC) consummated the transactions contemplated by the First Preferred Unit Purchase Agreement; and

                    (iii) the Company distributed to S&N (1) the Existing Membership Interest Purchase Price (as defined in (and upon the terms and conditions set forth in) the Recapitalization Agreement) in partial redemption of S&N's ownership Interest in the Company (and such redeemed Units representing such ownership Interest ceased to be outstanding and any Units representing such ownership Interest assumed the status of authorized but unissued Units) and (2) 54,000 Common Units in redemption of the remainder of S&N's prior ownership interests in the Company.

             (b)For Federal income tax purposes, the foregoing distribution of cash to S&N shall be treated as a sale to the Company of an undivided interest of each of the business assets as set forth more fully in the Recapitalization Agreement. Moreover, S&N shall be deemed to have contributed to the Company the remaining interests in the business assets in exchange for Units pursuant to
Section 721 of the Code.

6.2     CAPITAL ACCOUNTS; ALLOCATIONS.

             (a)A separate capital account shall be maintained on the books of the Company for each Member, which shall be adjusted (1) as of December 31 of each year, (2) immediately prior to the acquisition of any Unit by any Person,
(3) effective as of the date of sale of the Company (whether by way of asset sale, Unit sale, recapitalization, or merger in which the Members immediately prior to such transaction shall cease to own a majority of all Units owned by all Members) and (4) on the date of dissolution of the Company as follows:

                    (i) the amount of money and the fair market value of property (net of any liabilities secured by such property that the Company assumes or takes subject to) contributed by such Member to the Company shall be credited to such Member's capital account;

                    (ii)the amount of any distributions (including (A) the fair market value (as determined by the Board of Managers in good faith) of property other than cash (net of any liabilities that such Member assumes or takes subject to) and (B) any distribution in respect of a payment with respect to Preferred Units in accordance with Section 3.5 hereof) distributed to such Member shall be debited from such Member's capital account; and

                    (iii) Net Profits (and any items of income or gain specially allocated pursuant to Sections 6.2(b)(iii) and 6.2(c)(ii)) incurred by the Company since the last date on which Net Profits or Net Losses shall have been allocated to the Members shall be credited to such Member's capital account and Net Losses (and any items of loss or deduction that are specially allocated pursuant to Section 6.2(c)(ii)) incurred by the Company since the last date on which Net Losses or Net Profits shall have been allocated to the Members shall be debited to such Member's capital account, which allocations shall be made as follows:

                         (A) Net Profits (or items of gross income or gain)
             shall be allocated, first, to the holders of Preferred Units (other than Paid Preferred Units) pro rata until the capital account of each such holder equals an amount equal to the sum of (1) the aggregate Preferred Contribution Amount with respect to all such Preferred Units held by such holder, plus (2) the aggregate amount of the Cumulated Preferred Return, if any, for all such Preferred Units held by such holder plus (3) the aggregate amount of all accrued and unpaid Preferred Return on all such Preferred Units through the date of allocation that has not been added to Cumulated Preferred Return less (4) the aggregate amount of all distributions pursuant to Section 6.3(a) with respect to income allocated pursuant to clause (2) and (3) through the date of allocation (with any such allocations being deemed to be applied first to (1), second to (2), third to (3) and fourth to (4)); and second, to the holders of all Units pro rata according to their respective holdings of such Units (except as otherwise required by Sections 6.2(b)(iii) and 6.2(c)(ii)); and

                         (B) Net Loss shall be allocated, first, to reverse
             allocations made pursuant to clause second of Section 6.2(a)(iii)(A), second, to the holders of Common Units pro rata according to their respective holdings of such Common Units until the capital accounts of the holders of Common Units equal zero; third, 100% to the holders of Preferred Units (other than Paid Preferred Units) according to their respective holdings of such Preferred Units until their capital accounts equal zero; and fourth, to the holders of all Units pro rata according to their respective holdings of Units (except as otherwise required by Section 6.2(c)(ii)).

             (b)(i) Notwithstanding any provision of this Agreement to the contrary, upon the date of each exercise of each warrant or option issued by the Company, each Member's (including the exercising option holder's or warrant holder's) capital account shall be reallocated (a "Capital Shift") such that after such Capital Shift the ratio of each Member's (including the exercising option holder's or warrant holder's) capital account (in the case of a Member who holds Preferred Units (other than Paid Preferred Units), reduced (but not below $0) by the aggregate of all amounts in such Member's capital account attributable to Unreturned Original Cost or to accrued and unpaid Preferred Return through the date of reallocation) to the aggregate of all Members' capital account balances (less any amounts attributable to Unreturned Original Cost or to accrued and unpaid Preferred Return through the date of reallocation on all Preferred Units) shall be the same as the ratio of the number of Units owned by each such Member (including the exercising option holder or warrant holder) to the aggregate number of all Units outstanding.

                    (ii) Solely for purposes of determining the tax treatment to the Members, the Company will treat (except as otherwise required by applicable law) the exercise of a compensatory option, as though the option holder received a cash payment from the Company in an amount equal to the difference between the option exercise price and the fair market value of Units received therefor, and the option holder then purchased, from the Company for cash, the applicable number of Units at such fair market value. Any deduction attributable to such deemed cash payment shall be allocated to the holders of Units immediately before such payment.

                    (iii) Notwithstanding anything herein to the contrary, if the Company engages in any transaction that will lead to a distribution pursuant to Section 9.1(e)(iv), then the holders of Preferred Units shall be specially allocated additional Net Profits (and, if there are insufficient Net Profits, items of gross income and gain, including any Net Profits, gross income or gain from a prior taxable year that may properly be so allocated), pro rata (in accordance with the number of Preferred Units held by such holders) such that, to the extent possible, after such allocation the ratio of each Member's capital account (in the case of a Member who holds Preferred Units (other than Paid Preferred Units), considering only the portion of such capital account that exceeds the amount thereof attributable to Unreturned Original Cost or to accrued and unpaid Preferred Return through the date of reallocation on all Preferred Units) to the aggregate of all Members' capital account balances (or, in the case of Preferred Units (other than Paid Preferred Units), the applicable portion thereof as aforesaid) shall be the same as the ratio of the number of Units owned by each such Member to the aggregate number of all Units outstanding.

             (c)Notwithstanding any provision of this Agreement to the contrary but after giving effect to Section 6.2(a)(i), each Member's capital account shall be maintained and adjusted in accordance with the Code, including (i) the adjustments permitted or required by Code Section 704(b) (provided that such adjustment is not reasonably likely to have a material effect on amounts distributable to any Member pursuant to Section 9.1) and the regulations promulgated thereunder and (ii) adjustments required to maintain capital accounts in accordance with the "substantial economic effect test" set forth in the regulations promulgated under Internal Revenue Code Section 704(b) (including the "minimum gain chargeback" requirements of Sections 1.704-2(f) and 1.704-2(i)(4), the "qualified income offset" requirements of Section 1.704-1(b)(2)(ii)(d) and the "partner nonrecourse debt" allocations of Treasury Regulation Sections 1.704-2(c), 1.704-2(i)(2) and 1.704-2(j)(1)).

             (d)The Company's ordinary income and losses and capital gains and losses as determined for Federal income tax purposes (and each item of income, gain, loss or deduction entering into the calculation thereof) shall be allocated to the Members in the same proportions as the corresponding "book" items are allocated pursuant to Sections 6.2(a), (b)(iii), and (c). Notwithstanding the foregoing sentence, Federal income tax items relating to "Section 704(c) Property" (as defined in Treasury Regulation Section 1.704-3(a)(3) and including (i) all of the Company's assets deemed to be contributed pursuant to this Section 6.2 and (ii) any Company property that, at the election of the Board of Managers, is subject to a revaluation upon the occurrence of an event specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f)) shall be allocated among the Members in accordance with
Section 704(c) of the Code taking into account the difference between the fair market value and the tax basis of such Section 704(c) Property as of the date of its contribution using the so-called "traditional method with curative allocations" described in Treasury Regulation Section 1.704-3(c).

             (e)Any Member, including any substitute Member, who shall receive any Units by means of a transfer to it or him of Units of another Member shall have a capital account that reflects the capital account associated with the transferred Units.

             (f)No Member shall have an obligation to the Company or any Member to restore a negative or deficit capital account.

6.3     DISTRIBUTIONS.

             Distributions from the Company shall be made in the following order of priority:

             (a) First, (i) within 10 days following the end of each calendar quarter, the Company will distribute to each Member a cash amount equal to twenty-five percent (25%) of the Taxable Income Distribution Amount of such Member for such calendar year as estimated by the Board of Managers; and (ii) with respect to tax payments to be made with income tax returns filed for a full calendar year or with respect to adjustments to such returns imposed by the Internal Revenue Service or other taxing authority, such distribution to Members shall be equal to the Taxable Income Distribution Amount for each calendar year minus the aggregate amount distributed for such calendar year as provided in clause (i) above; provided that in no event shall the Company be obligated to distribute cash amounts to Members in excess of the aggregate distributions made to the Company by Subsidiaries of the Company (less any amounts retained by the Company, which in the Board of Managers sole discretion, are necessary to be retained by the Company). In the event that the amount determined under clause
(ii) above is a negative amount, the amount of any distributions pursuant to this Section 6.3(a) in the succeeding calendar year (or if necessary any subsequent calendar years) shall be reduced by such negative amount.

             (b) Second, distributions shall be made, at such times and in such amounts as the Board of Managers may determine, to the holders of Preferred Units with respect to the Preferred Return as provided in Section 3.3(a) (but only to the extent any such distribution has not already been made pursuant to
Section 6.3(a)).

             (c) Third, subject to Section 3.6(c) such other distributions of the Company to holders of Units, whether in cash or in kind, shall be made at such times and in such amounts as the Board of Managers may determine, and shall be made to the Members pro rata in accordance with their respective holdings of Units at the date of distribution.

6.4     LIABILITY FOR RETURN OF CAPITAL.

        No Member or Manager shall have any liability for the return of any Member's Capital Contribution, which Capital Contribution shall be payable solely from the assets of the Company at the absolute discretion of the Board of Managers, subject to the requirements of the Delaware Act.

6.5     ADMINISTRATIVE MATTERS.

             (a) The Company hereby designates Chase as the "tax matters partner" for purposes of Code Section 6231 and the regulations promulgated thereunder. In such capacity, Chase may cause the Company to make any tax elections that it deems necessary or advisable. Chase shall be reimbursed by the Company for any expenses incurred in its capacity as tax matters partner.

             (b) It is the intention of the Members that the Company shall be taxed as a "partnership" for federal, state, local and foreign income tax purposes. The Members shall take all reasonable actions, including the amendment of this Agreement and the execution of other documents, as may reasonably be required in order for the Company to qualify for and receive "partnership" treatment for federal, state, local and foreign income tax purposes.

             (c) The fiscal year of the Company shall be the calendar year. The books and records of the Company shall be maintained in accordance with generally accepted accounting principles and Code Section 704(b) and the regulations promulgated thereunder.

             (d) As to each of the first three fiscal quarters of the Company and each fiscal year of the Company, the Company shall send to each Member a copy of (a) the balance sheet of the Company as of the end of the fiscal quarter or year, (b) an income statement of the Company for such quarter or year, and
(c) a statement showing the amounts distributed by the Company to Members in respect of such quarter or year. Such financial statements shall be delivered no later than forty-five (45) days following the end of the fiscal quarter to which the statements apply, except that the financial statements relating to the end of the fiscal year shall be delivered no later than ninety (90) days following the end of such fiscal year.

                                   ARTICLE VII

                    TRANSFERABILITY OF THE MEMBERS' INTEREST

7.1     LIMITATIONS ON TRANSFERABILITY OF UNITS.

             (a) Except as otherwise expressly authorized herein, no Member may sell, assign, pledge or otherwise transfer or encumber (collectively, "Transfer") all or any part of its Units or its Interest, and no transferees of all or any part of the Units or the Interest of a Member shall be admitted as a substituted Member, without, in either event, having obtained the prior written consent of a Majority in Interest of the Members (excluding Members that are transferring Units), which consent may be withheld in their sole discretion, and without complying with the applicable provisions of the Members' Agreement applicable to such Units or Interest, as the case may be. Notwithstanding the preceding sentence, the prior written consent of a Majority in Interest of the Members shall not be required for a Transfer of Units (i) made in compliance with Sections 2, 3, 4 and 6, as applicable, of the Members' Agreement or (ii) that constitutes a pledge of Units by a Management Member to secure a loan by the Company to such Person. Any Transfer or attempted Transfer of any Units or Interest in the Company in violation of any of the provisions of this Section
7.1 shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Units (or Interest) as the owner of such Units (or Interest) for any purpose. The Board of Managers shall amend
SCHEDULE I hereto from time to time to reflect Transfers made in accordance with, and as permitted under, this Section 7.1 and the Members' Agreement.

             (b) Notwithstanding anything herein to the contrary, but subject to
Section 7.2(b), a holder of a Preferred Unit may freely transfer such Preferred Unit without the consent of any Member or the Board of Managers and such assignee(s), upon the written consent of such holder shall be admitted as a substituted Member; provided, that, such transfer will not cause the Company to be treated as a "publicly traded partnership" within the meaning of Section 7704(b) of the Code.

             (c) Prior to the Transfer (other than by means of a public offering) of Units to any Person who is not a party to this Agreement, such Person shall execute a counterpart to this Agreement and the Members' Agreement and shall agree to be bound by the terms hereof and thereof.

7.2     OTHER PROVISIONS WITH RESPECT TO TRANSFERABILITY OF UNITS.

             (a) Transfer of any Unit shall constitute the Transfer of a proportionate share of each attribute constituting the Member's Interest represented by the Unit.

             (b) Each Member shall, after complying, or making provision to comply, with Section 7.1, but prior to any Transfer of Units, give written notice to the Company of such proposed Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer. Upon request by the Company, the Member delivering such notice shall deliver a written opinion, addressed to the Company, of counsel for such Member, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Company) such proposed Transfer does not involve a transaction requiring registration or qualification of such Units under the Securities Act or the securities or "blue sky" laws of any state of the United States. Such Member shall thereupon be entitled to Transfer Units in accordance with the terms of the notice delivered to the Company, if the Company does not request such opinion within five days after delivery of such notice, or, if the Company requests such opinion, and does not reasonably object (based on the contents of such opinion) to such Transfer within five days after delivery of such opinion.

                                  ARTICLE VIII

                   ADDITION OF MEMBERS, WITHDRAWAL OF MEMBERS

8.1     ADDITION OF MEMBERS.

        Subject to Section 3.6 and Section 10.2 hereof, the Board of Managers, with the consent of a Majority in Interest of Members, shall have the right to amend this Agreement and cause the Company to issue additional Units and to admit additional Members upon the acquisition of such Units upon such terms and conditions, at such time or times, and for such Capital Contributions as shall be determined by the Board of Managers. In connection with Transfers permitted under this Agreement or the admission of an additional Member, the Board of Managers shall amend SCHEDULE I hereof to reflect the name and address of the additional Member. Prior to the admission of any Person as a Member, such Person shall execute a counterpart to this Agreement and the Members' Agreement and shall agree to be bound by the terms hereof and thereof.

8.2     WITHDRAWAL OF MEMBERS.

        No Member shall have the right to withdraw from the Company except with the consent of the Board of Managers and upon such terms and conditions as may be specifically agreed upon between the Company and the withdrawing Member. The provisions hereof with respect to distributions upon withdrawal are exclusive, and no Member shall be entitled to claim any further or different distribution upon withdrawal under Section 18-604 of the Delaware Act or otherwise. This
Section 8.2 shall not apply to Transfers permitted under this Agreement.

                                   ARTICLE IX

                    DISSOLUTION OF THE COMPANY; CONTINUATION

9.1     DISSOLUTION OF THE COMPANY.

             (a) Subject to the provisions of Section 9.2, the Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

                    (i) December 31, 2030;

                    (ii) the determination of the Board of Managers and a Majority in Interest of Members to dissolve the Company; or

                    (iii) the occurrence of an Event of Withdrawal of a Member or any other event causing a dissolution of the Company under Section 18-801 of the Delaware Act.

             (b) Upon dissolution of the Company, the Company's affairs shall be promptly wound up in accordance with the provisions of this Section 9.1. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Board of Managers, to preserve the value of the Company's assets during the period of dissolution and liquidation.

             (c) Distributions to the Members in liquidation may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Board of Managers. With respect to distributions in kind, the capital account of each Member receiving such distribution shall be adjusted as if such distributed property had been sold at fair market value and the gain or loss on such sale had been allocated to such Member.

             (d) The Net Profits and Net Losses of the Company during the period of dissolution and liquidation shall be allocated among the Members in accordance with the provisions of Section 6.2.

             (e) The assets of the Company (including, without limitation, proceeds from the sale or other disposition of any assets during the period of dissolution and liquidation) shall be applied as follows:

                    (i) First, to repay any indebtedness of the Company, whether to third parties or the Members, in the order of priority required by law;

                    (ii) Next, to any reserves which the Board of Managers reasonably deems necessary for contingent or unforeseen liabilities or obligations of the Company (which reserves when they become unnecessary shall be distributed in accordance with the provisions of (iii) and
        (iv), below);

                    (iii) Next, subject to and in accordance with Section 3.3(b), to the holders of Preferred Units, to the extent of the Preferred Liquidation Preference of such Preferred Units held by each such holder, and

                    (iv) Next, to the Members in proportion to their respective positive capital account balances (after taking into account all adjustments to the Members' capital accounts required under Section 6.2).

9.2     CONTINUATION OF THE COMPANY.

             Notwithstanding the provisions of Section 9.1, the occurrence of an Event of Withdrawal of a Member shall not dissolve the Company if within 90 days after the occurrence of such Event of Withdrawal of a Member the business of the Company is continued by a Majority in Interest of Members remaining after such Event of Withdrawal.

                                    ARTICLE X

                                  MISCELLANEOUS

10.1    LIMITATION ON LIABILITY.

        The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager.

10.2    AMENDMENTS.

        This Agreement may be amended only upon the written consent of (i) the Board of Managers, (ii) a Majority in Interest of Preferred Members, and (iii) a Majority in Interest of Members; provided, however, that no modification or amendment shall be effective to reduce the percentage of the Units the consent of the holders of which is required under this Section 10.2 nor shall any modification or amendment discriminate against any Member without the consent of such Member; provided, further, however, that any amendment that would adversely affect the rights hereunder of any Member, in its capacity as Member, without similarly affecting the rights hereunder of all Members of the same class, shall not be effective without such Member's prior written consent.

10.3    GOVERNING LAW.

        This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                                    * * * * *

             IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Operating Agreement as of the date first above written.

                                       DONJOY, L.L.C.

                                       By:  /s/ LESLIE H. CROSS
                                          ------------------------------------
                                          Name:  Leslie H. Cross
                                          Title: PRESIDENT & CEO

             IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Operating Agreement as of the date first above written.

                                       CB CAPITAL INVESTORS, LLC

                                       BY: CHASE CAPITAL PARTNERS,
                                       AS INVESTMENT MANAGER

                                       By: /s/ MITCHELL BLUTT
                                          ------------------------------------
                                          Name:  Mitchell Blutt
                                          Title: General Partner

             IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Operating Agreement as of the date first above written.

                                       DJ INVESTMENT, LLC

                                       BY: FIRST UNION INVESTORS, INC.,
                                           AS MANAGER

                                       By: /s/ DAVID F. GRAMS, JR.
                                          ------------------------------------
                                          Name:  David F. Grams, Jr.
                                          Title: Principal

             IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Operating Agreement as of the date first above written.

                                       DJC, INC.

                                       By: /s/ JOHN C. ROCCHIO
                                          ------------------------------------
                                          Name:  John C. Rocchio
                                          Title: Managing Director

        IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Operating Agreement as of the date first above written.

                                       TCW/CRESCENT MEZZANINE TRUST II

                                       BY: TCW/CRESCENT MEZZANINE II, L.P.,
                                           AS GENERAL PARTNER OR MANAGING OWNER

                                       BY: TCW/CRESCENT MEZZANINE, L.L.C.,
                                       ITS GENERAL PARTNER


                                       By: /s/ JOHN C. ROCCHIO
                                          ------------------------------------
                                          Name:  John C. Rocchio
                                          Title: Managing Director

             IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Operating Agreement as of the date first above written.

                                       TCW LEVERAGED INCOME TRUST II, L.P.

                                       BY: TCW INVESTMENT MANAGEMENT
                                           COMPANY, AS INVESTMENT ADVISOR


                                       By: /s/ John C. Rocchio
                                          ------------------------------------
                                          Name: John C. Rocchio
                                          Title: Managing Director

                                       BY: TCW (LINC II), L.P.,
                                           AS GENERAL PARTNER

                                       BY: TCW ADVISORS (BERMUDA), LTD.,
                                           AS ITS GENERAL PARTNER


                                       By: /s/ Darryl L. Schall
                                          ------------------------------------
                                          Name: Darryl L. Schall
                                          Title: Managing Director

             IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Operating Agreement as of the date first above written.

                                       CRESCENT/MACH I PARTNERS, L.P.

                                       BY: TCW ASSET MANAGEMENT COMPANY,
                                           AS PORTFOLIO MANAGER AND AS
                                           ATTORNEY-IN-FACT FOR THE PARTNERSHIP

                                       By: /s/ JOHN C. ROCCHIO
                                          ------------------------------------
                                          Name: John C. Rocchio
                                          Title: Managing Director

             IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Operating Agreement as of the date first above written.

                                       CHASE DJ PARTNERS, LLC

                                       BY: FAIRFIELD CHASE MEDICAL PARTNERS,
                                           LLC, ITS MANAGING MEMBER


                                       By: /s/ CHARLES T. ORSATTI
                                          ------------------------------------
                                          Charles T. Orsatti
                                          Managing Member

             IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Operating Agreement as of the date first above written.

                                       LESLIE H. CROSS & DEBORAH L. CROSS
                                       FAMILY TRUST

                                       By:  /s/ LESLIE H. CROSS
                                          ------------------------------------
                                          Name: LESLIE H. CROSS
                                          Title: CO-TRUSTEE

             IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Operating Agreement as of the date first above written.


                                         /s/  MICHAEL R. MCBRAYER
                                       ------------------------------------
                                       Michael R. McBrayer

             IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Operating Agreement as of the date first above written.


                                        /s/  CYRIL TALBOT III
                                       ------------------------------------
                                       Cyril Talbot III

                        SCHEDULE I -- SCHEDULE OF MEMBERS


MEMBER                                      PREFERRED UNITS      COMMON UNITS
------                                      ---------------      ------------
CB CAPITAL INVESTORS, LLC                       20,427                    --
c/o Chase Capital Partners
1221 Avenue of the Americas
New York, NY 10020-1080
Attention: Eric Green
Tel: (212) 899-3400
Fax: (212) 899-3401

DJ INVESTMENT, LLC                               6,362                    --
301 South College Street
Charlotte, NC 28288-0732
Attention: David F. Grams, Jr
Telephone: (704) 715-1780
Facsimile: (704) 374-6711

DJC, INC.                                        9,631                    --
c/o TCW/Crescent Mezzanine LLC
11100 Santa Monica Blvd., Suite 2000
Los Angeles, CA 90025
Attention: Jim Shevlet
Telephone: (310) 235-5978
Facsimile: (310) 235-5967

TCW/CRESCENT MEZZANINE TRUST II                  2,090                    --
c/o TCW/Crescent Mezzanine LLC
11100 Santa Monica Blvd., Suite 2000
Los Angeles, CA 90025
Attention: Jim Shevlet
Telephone: (310) 235-5978
Facsimile: (310) 235-5967

TCW LEVERAGED INCOME TRUST II, L.P.              1,004                    --
c/o TCW/Crescent Mezzanine LLC
11100 Santa Monica Blvd., Suite 2000
Los Angeles, CA 90025
Attention: Jim Shevlet
Telephone: (310) 235-5978
Facsimile: (310) 235-5967

MEMBER                                      PREFERRED UNITS      COMMON UNITS
------                                      ---------------      ------------
CRESCENT/MACH I PARTNERS, L.P.                      670                 --
c/o TCW/Crescent Mezzanine LLC
11100 Santa Monica Blvd., Suite 2000
Los Angeles, CA 90025
Attention: Jim Shevlet
Telephone: (310) 235-5978
Facsimile: (310) 235-5967

CHASE DJ PARTNERS, LLC                               --            697,995
c/o Chase Capital Partners
1221 Avenue of the Americas
New York, NY 10020-1080
Attention: John Daileader
Tel: (212) 898-3400
Fax: (212) 898-4301

LESLIE H. CROSS & DEBORAH L. CROSS                   --             13,517
FAMILY TRUST

MICHAEL R. MCBRAYER                                  --              3,244

CYRIL TALBOT III                                     --              3,244

TOTAL:                                           40,184            718,000
                                                =======            =======